EXHIBIT 99.1

Cbeyond Reports Third Quarter 2013 Results

ATLANTA, Nov. 6, 2013 (GLOBE NEWSWIRE) -- Cbeyond, Inc. (Nasdaq:CBEY), ("Cbeyond"), the technology ally for small and mid-sized businesses, today announced its results for the third quarter ended September 30, 2013.

Recent financial and operating highlights include:

  Third quarter 2013 total revenue of $113.7 million compared with $121.5 million in the third quarter of 2012 and $118.2 million in the second quarter of 2013;

  Cbeyond 2.0 revenue was $17.8 million, or 15.7% of total revenue in the third quarter of 2013, an increase of 87% from the third quarter of 2012 and an increase of 11% from the second quarter of 2013;

  Average monthly revenue per customer (ARPU) of $653 during the third quarter of 2013 compared with $640 in the third quarter of 2012 and $662 in the second quarter of 2013 (see selected quarterly operating metrics table for ARPU definition);

  Adjusted EBITDA of $18.0 million in the third quarter of 2013 compared with $25.2 million in the third quarter of 2012 and $21.9 million in the second quarter of 2013 (see reconciliation tables for reconciliation to net loss);

  Free cash flow (defined as adjusted EBITDA less cash capital expenditures) of $3.2 million in the third quarter of 2013 compared with $7.7 million in the third quarter of 2012 and $7.1 million in the second quarter of 2013;

  Net loss of $5.3 million in the third quarter of 2013, which includes a $2.0 million charge to depreciation related to certain fiber assets, compared with net income of $2.0 million in the third quarter of 2012 and a net loss of less than $0.1 million in the second quarter of 2013; and,

  Board of Directors forms Strategy Committee to explore ways to accelerate Cbeyond 2.0 growth and explore strategic alternatives (see "Strategy Committee" section below).

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three and nine months ended September 30, 2013, include:

	For the Three Months Ended September 30,
	2012	2013	Change	% Change
Selected Financial Data (dollars in thousands)
Total Revenue	$ 121,491	$ 113,731	$ (7,760)	(6.4%)
Operating Expenses	$ 117,431	$ 118,589	$ 1,158	1.0%
Operating Income (Loss)	$ 4,060	$ (4,858)	$ (8,918)	(219.7%)
Net Income (Loss)	$ 1,953	$ (5,338)	$ (7,291)	(373.3%)
Total Capital Expenditures	$ 17,516	$ 17,430	$ (86)	(0.5%)

Key Operating Metrics and Non-GAAP Financial Measures
(dollars in thousands, except Average Monthly Revenue Per Network Access Customer)
Network Access Customers (At Period End)	60,876	55,482	(5,394)	(8.9%)
Net Network Access Customer Additions	(1,139)	(1,531)	(392)	(34.4%)
Average Monthly Churn Rate	1.6%	1.7%	0.1%	6.3%
Average Monthly Revenue Per Network Access Customer	$ 640	$ 653	$ 13	2.0%
Adjusted EBITDA	$ 25,207	$ 18,035	$ (7,172)	(28.5%)
Cash Capital Expenditures	$ 17,516	$ 14,878	$ (2,638)	(15.1%)

Selected Revenue Presentation (dollars in thousands)
1.0 Customer Revenue	$ 111,958	$ 95,902	$ (16,056)	(14.3%)
2.0 Customer Revenue	$ 9,533	$ 17,829	$ 8,296	87.0%
Total Revenue	$ 121,491	$ 113,731	$ (7,760)	(6.4%)

	For the Nine Months Ended September 30,
	2012	2013	Change	% Change
Selected Financial Data (dollars in thousands)
Total Revenue	$ 369,096	$ 351,892	$ (17,204)	(4.7%)
Operating Expenses	$ 360,718	$ 356,544	$ (4,174)	(1.2%)
Operating income (loss)	$ 8,378	$ (4,652)	$ (13,030)	(155.5%)
Net income (loss)	$ 3,453	$ (5,935)	$ (9,388)	(271.9%)
Total Capital Expenditures	$ 50,474	$ 52,946	$ 2,472	4.9%

Key Operating Metrics and Non-GAAP Financial Measures
(dollars in thousands, except Average Monthly Revenue Per Network Access Customer)
Network Access Customers (At Period End)	60,876	55,482	(5,394)	(8.9%)
Net Network Access Customer Additions	(1,293)	(4,210)	(2,917)	(225.6%)
Average Monthly Churn Rate	1.5%	1.6%	0.1%	6.7%
Average Monthly Revenue Per Network Access Customer	$ 648	$ 658	$ 10	1.5%
Adjusted EBITDA	$ 75,417	$ 60,797	$ (14,620)	(19.4%)
Cash Capital Expenditures	$ 47,117	$ 42,092	$ (5,025)	(10.7%)

Selected Revenue Presentation (dollars in thousands)
1.0 Customer Revenue	$ 344,731	$ 304,223	$ (40,508)	(11.8%)
2.0 Customer Revenue	$ 24,365	$ 47,669	$ 23,304	95.6%
Total Revenue	$ 369,096	$ 351,892	$ (17,204)	(4.7%)

Management Comments

"I am pleased with the progress we are continuing to make with our 2.0 business, but the third quarter was challenging from a revenue perspective given increased pricing pressure on our 1.0 customer base," said Jim Geiger, chief executive officer of Cbeyond, Inc.

Geiger added, "We are making additional changes within our business to accelerate our transformation as we better align our sales and distribution channels with each customer segment and move our customer acquisition efforts to focus on 2.0 opportunities. Our efforts on our 1.0 customer base are focused on identifying, retaining, and upselling the more profitable accounts."

Third Quarter Financial and Business Summary

Revenue and ARPU

Cbeyond reported total revenue of $113.7 million for the third quarter of 2013, a decrease of 6.4% from the third quarter of 2012 and a decrease of 3.8% from the second quarter of 2013. Revenue decreases were largely the result of increased customer churn, pricing pressure on our 1.0 customer base, mobile revenue decreases, and lower than expected sales productivity. Total 2.0 revenue grew 87% year-over-year during the quarter to $17.8 million, with Managed Hosting and Cloud revenue of $7.6 million, an increase of 20.6% year-over-year. ARPU was $653 in the third quarter of 2013 compared with $640 in the third quarter of 2012 and $662 in the second quarter of 2013.

Cost of Service and Gross Margin

Cbeyond's gross margin was 66.7% in the third quarter of 2013, a decrease of roughly 150 basis points from the 68.2% in the third quarter of 2012 and a roughly 10 basis point increase from the 66.6% in the second quarter of 2013.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the third quarter of 2013 was $18.0 million compared with adjusted EBITDA of $25.2 million in the third quarter of 2012 and $21.9 million in the second quarter of 2013.

Cbeyond reported a net loss of $5.3 million in the third quarter of 2013 compared with net income of $2.0 million in the third quarter of 2012 and a net loss of less than $0.1 million in the second quarter of 2013.

During the quarter, we incurred a $2.0 million charge related to the write-off of certain fiber network assets in connection with our litigation with a fiber construction partner in one geographic area.

Cash, Cash Equivalents, and Borrowings

Cash and cash equivalents amounted to $24.0 million at the end of the third quarter of 2013 compared with $27.5 million at the end of the second quarter of 2013. The Company currently has $2.0 million outstanding on its fiber loan and has no outstanding borrowings under its $75.0 million revolving credit facility. The Company also has $14.5 million in outstanding capital lease obligations on its balance sheet at September 30, 2013, primarily incurred in connection with the construction of its fiber network.

Capital Expenditures

Total capital expenditures were $17.4 million during the third quarter of 2013, of which $14.9 million were cash capital expenditures. The Company incurred $2.5 million in non-cash capital expenditures during the third quarter, consisting mainly of capital lease obligations related to its fiber assets. In the second quarter of 2013, total capital expenditures were $20.1 million, of which $14.8 million were cash capital expenditures.

Free Cash Flow

Free cash flow, defined as adjusted EBITDA less cash capital expenditures, was $3.2 million in the third quarter of 2013 compared with $7.7 million in the third quarter of 2012 and $7.1 million in the second quarter of 2013.

Share Repurchase Plan

During the quarter, we repurchased approximately 778,000 shares for $5.3 million.

Business Outlook for 2013

  Expect revenue to be slightly below the previously reported range of $464 million to $471 million;
  Expect adjusted EBITDA to be in the middle of the previously reported range of $76 million to $80 million;
  Expect cash capital expenditures to be on the low end of the previously reported range of $56 million to $60 million; Cbeyond has already and may continue to enter into agreements for fiber network assets and data center equipment involving long-term capital leases that will create additional non-cash capital expenditures this year not included in the guidance range provided above. The assets acquired under these agreements are excluded from the Company's definition of cash capital expenditures because they do not require upfront outlays of cash; and,
  Expect free cash flow to be on the high end of the previously reported range of $18 million to $22 million.

Strategy Committee

Cbeyond's Board of Directors has formed a Strategy Committee to explore ways to accelerate Cbeyond 2.0 growth and explore strategic alternatives, to enhance stockholder value more quickly than by pursuing the Company's organic growth and transformation. The alternatives reviewed will include acquisitions designed to accelerate our 2.0 transformation and the visibility of our cloud services, joint venture and other financing and strategic arrangements, and a business combination or sale of the Company. The review may take an extended period and there is no assurance that any action or transaction will arise from the review. The Company will remain focused on its transition to Cbeyond 2.0. Cbeyond will not comment further or provide updates on the review except as it deems appropriate.

Conference Call

Cbeyond will hold a conference call to discuss this press release on Wednesday, November 6, 2013, at 8:30 a.m. EST. A live broadcast of the conference call will be available on-line at http://ir.cbeyond.net/events.cfm.  To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 303-9219 (for domestic U.S. callers) and (760) 666-3559 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (Nasdaq:CBEY), a cloud and communications services provider, is the technology ally for small and mid-sized business. Our private, proactively-managed IP network connects customers to voice, data and enterprise applications hosted in our award-winning cloud data centers. Since 1999, Cbeyond has served the unmet needs of businesses through technology and service innovation. We were the first company to build an all-IP network specifically for small businesses and among the few to offer consultative sales and service professionals onsite. Today, our expanded portfolio helps customers reduce the burden of outlaying capital and manpower to manage infrastructure. Creating an exceptional customer experience is in our DNA. For more information on Cbeyond, visit http://www.cbeyond.com and follow Cbeyond on Twitter: www.twitter.com/cbeyond.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements identified by words such as "expectations," "guidance," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: finalization of operating data, the significant reduction in economic activity, which particularly affects our target market of small to mid-sized businesses; the risk that we may be unable to experience revenue growth at anticipated levels; changes in business climate or other factors affecting our customer base; the risk of unexpected increases in customer churn levels; our ability to manage competitive pricing dynamics in our markets; changes in federal or state regulation or decisions by regulatory bodies that affect Cbeyond; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including our access to capital markets and the impact on certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company's effective tax rate; regulatory action relating to our compliance with customer proprietary network information; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for products and technologies; unfamiliarity with the economic characteristics of new geographic markets; ongoing personnel and logistical challenges of managing a larger organization; external events outside of our control, including extreme weather, natural disasters, pandemics or terrorist attacks that could adversely affect our target markets; our ability to implement and execute successfully our new strategic focus; our ability to expand fiber availability; the extent to which small and mid-sized businesses continue to spend on cloud, network and security services; our ability to recruit, maintain and grow a sales force focused exclusively on technology-dependent customers; our ability to integrate new products into our existing infrastructure; the effects of realignment activities; the extent to which our customer mix becomes more technology-dependent; our ability to achieve future cost savings related to our capital expenditures and investment in Ethernet technology; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the "Risk Factors" in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8‑K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward‑looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. The Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable generally accepted accounting principles in the United States, or GAAP, financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with GAAP, as a measure of performance or liquidity. The Company defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. However, we use adjusted EBITDA, also a non-GAAP financial measure, to further exclude, when applicable, non-cash share-based compensation, public offering or acquisition-related transaction costs, purchase accounting adjustments, gain or loss on asset dispositions and non-operating income or expense. Adjusted EBITDA may exclude charges for employee severances, asset or facility impairments, and other exit activity costs associated with a management directed plan (including realignment costs). Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company's business.

Adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company's business on a consolidated basis to assess the ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, adjusted EBITDA permits a comparative assessment of the Company's operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies.

Free cash flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. The Company defines free cash flow as adjusted EBITDA less cash capital expenditures. Cbeyond believes that free cash flow is an important metric for investors in evaluating how a company is currently using cash generated, and may indicate its ability to generate cash that can potentially be used by the business for capital investments, acquisitions, reduction of debt, payment of dividends or share repurchases. Internally, Cbeyond has also begun to focus on free cash flow as an important operating performance metric and has designed its corporate bonus compensation plan to utilize free cash flow as a component. However, free cash flow is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. Additionally, the Company does not present or manage free cash flow on a segment basis.

Historically, we have defined free cash flow as adjusted EBITDA less total capital expenditures. During the second quarter of 2012, we refined our definition of capital expenditures for purposes of calculating free cash flow to distinguish capital expenditures that require the up-front outlay of cash from those where payment is deferred on a longer-term basis. This distinction is primarily driven by the significant investments we are making to lease fiber network assets that have an expected useful life of 20 years, which is substantially longer than our typical asset lives. We believe this distinction is warranted and appropriate since these investments are expected to yield meaningful positive cash flows in future periods when the debt and lease payments occur. These favorable future cash flows will result from fiber infrastructure replacing a significant portion of the access and transport circuits we currently lease from incumbent local exchange carriers (or "ILECs"). We have recast all historical disclosures of capital expenditures as well as free cash flow for all periods presented in this Current Report on Form 8-K to be consistent with this delineation between cash and non-cash capital expenditures.

CBEYOND, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013

Revenue	$ 121,491	$ 113,731	$ 369,096	$ 351,892

Operating expenses:
Cost of revenue (excluding depreciation and amortization)	38,675	37,818	119,323	116,097
Selling, general and administrative (excluding depreciation and amortization)	60,584	60,694	185,977	184,305
Depreciation and amortization	18,172	20,077	55,418	56,142
Total operating expenses	117,431	118,589	360,718	356,544

Operating income (loss)	4,060	(4,858)	8,378	(4,652)

Other income (expense):
Interest expense, net	(138)	(267)	(409)	(616)

Income (loss) before income taxes	3,922	(5,125)	7,969	(5,268)

Income tax (expense) benefit	(1,969)	(213)	(4,516)	(667)

Net income (loss)	$ 1,953	$ (5,338)	$ 3,453	$ (5,935)

Net Income (loss) per common share:
Basic	$ 0.07	$ (0.18)	$ 0.12	$ (0.20)
Diluted	$ 0.06	$ (0.18)	$ 0.12	$ (0.20)

Weighted average common shares outstanding:
Basic	29,533	30,259	29,348	30,287
Diluted	30,267	30,259	29,971	30,287

CBEYOND, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	September 30,
	2012	2013
ASSETS
Current assets
Cash and cash equivalents	$ 30,620	$ 24,028
Accounts receivable, net of allowance for doubtful accounts	23,328	21,770
Other current assets	12,423	16,834
Total current assets	66,371	62,632

Property and equipment, net	157,624	155,274
Other non-current assets, net	31,053	29,894
Total assets	$ 255,048	$ 247,800

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 15,870	$ 12,606
Other current liabilities	52,623	47,086
Total current liabilities	68,493	59,692

Non-current portion of long-term debt	6,947	13,142
Other Non-current liabilities	7,722	7,920

Stockholders' equity
Common stock	299	300
Additional paid-in capital	323,584	329,964
Accumulated deficit	(151,997)	(163,218)
Total stockholders' equity	171,886	167,046
Total liabilities and stockholders' equity	$ 255,048	$ 247,800

CBEYOND, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2013
OPERATING ACTIVITIES:
Net income (loss)	$ 3,453	$ (5,935)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	55,418	56,142
Deferred taxes	3,109	345
Provision for doubtful accounts	4,685	3,283
Non-cash share-based compensation	9,697	8,618
Change in acquisition-related contingent consideration	23	0
Changes in operating assets and liabilities:
Accounts receivable	(3,345)	(1,725)
Other current assets	(4,674)	(4,411)
Other assets	(497)	357
Accounts payable	1,995	(3,264)
Other liabilities	(1,742)	(9,402)
Net cash provided by operating activities	68,122	44,008

INVESTING ACTIVITIES:
Purchases of property and equipment	(47,117)	(42,092)
Additional acquisition consideration	(4,950)	0
Decrease in restricted cash	1,295	0
Net cash used in investing activities	(50,772)	(42,092)

FINANCING ACTIVITIES:
Taxes paid on vested restricted shares	(1,389)	(1,721)
Principal payments of capital lease obligations	0	(1,516)
Proceeds from short-term borrowings	4,250	0
Repayment of short-term borrowings	(4,250)	0
Financing issuance costs	(185)	(130)
Proceeds from exercise of stock options	1,584	153
Repurchase of common stock	(2,005)	(5,294)
Net cash used in financing activities	(1,995)	(8,508)

Net increase (decrease) in cash and cash equivalents	15,355	(6,592)
Cash and cash equivalents at beginning of period	8,521	30,620
Cash and cash equivalents at end of period	$ 23,876	$ 24,028

CBEYOND, INC. AND SUBSIDIARY
Selected Quarterly Financial Data and Operating Metrics
(Dollars in thousands, except for Network Access Customer Data)
(Unaudited)

	Three Months Ended,
	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30
	2012	2012	2013	2013	2013
Revenue Breakouts:

Customer-Basis Revenue Breakout:
1.0 Customer Revenue	$ 111,958	$ 107,519	$ 106,214	$ 102,107	$ 95,902
2.0 Customer Revenue	9,533	11,351	13,732	16,108	17,829
Total Revenue	$ 121,491	$ 118,870	$ 119,946	$ 118,215	$ 113,731

Product-Basis Revenue Breakout:
Network, Voice and Data	$ 115,164	$ 112,364	$ 113,352	$ 110,852	$ 106,180
Managed Hosting and Cloud	6,327	6,506	6,594	7,363	7,551
Total Revenue	$ 121,491	$ 118,870	$ 119,946	$ 118,215	$ 113,731

Adjusted EBITDA	$ 25,207	$ 18,828	$ 20,833	$ 21,929	$ 18,035
Adjusted EBITDA margin (As % of Total Revenue)	20.7%	15.8%	17.4%	18.6%	15.9%

Cash Capital Expenditures	$ 17,516	$ 14,488	$ 12,434	$ 14,780	$ 14,878
Non-cash Capital Expenditures
Capital Leases	$ --	$ 4,976	$ 3,017	$ 5,264	$ 1,862
Leasehold Improvements	$ --	$ --	$ --	$ 21	$ 690
Total Capital Expenditures	$ 17,516	$ 19,464	$ 15,451	$ 20,065	$ 17,430

Free cash flow	$ 7,691	$ 4,340	$ 8,399	$ 7,149	$ 3,157

Network Access Customer Data
Network Access Customers (At Period End)	60,876	59,692	58,434	57,013	55,482
Net Network Access Customer Additions	(1,139)	(1,184)	(1,258)	(1,421)	(1,531)
Average Monthly Churn Rate (1)	1.6%	1.6%	1.6%	1.6%	1.7%
Average Monthly Revenue Per Network Access Customer (2)	$ 640	$ 638	$ 656	$ 662	$ 653

(1) Calculated for each period as the average of monthly churn, which is defined for a given month as the number of network access customers disconnected in that month divided by the number of network access customers on the Company's network at the beginning of that month.

(2) Calculated as the revenue for a period divided by the average of the number of network access customers at the beginning of the period and the number of network access customers at the end of the period, divided by the number of months in the period. Revenue used to calculate ARPU is defined as the revenue associated with customers where Cbeyond provides network access and includes all Network, Voice and Data revenue and the portion of Managed Hosting and Cloud revenue where Cbeyond provides network access.

CBEYOND, INC. AND SUBSIDIARY
Calculation of ARPU
(Dollars in thousands, except for ARPU)
(Unaudited)

	Three Months Ended,
	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30
	2012	2012	2013	2013	2013

Calculation of ARPU:
Total revenue	$ 121,491	$ 118,870	$ 119,946	$ 118,215	$ 113,731
Revenue from non-network customers	(3,486)	(3,483)	(3,650)	(3,558)	(3,564)
(A) Network access customer revenue	$ 118,005	$ 115,387	$ 116,296	$ 114,657	$ 110,167

(B) Average Network access customers	61,446	60,284	59,063	57,724	56,248
ARPU (A / B / number of months in period)	$ 640	$ 638	$ 656	$ 662	$ 653

CBEYOND, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(In thousands)
(Unaudited)

	Three Months Ended,
	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30
	2012	2012	2013	2013	2013

Reconciliation of Free Cash Flow and Adjusted EBITDA to Net income (loss):

Free Cash Flow	$ 7,691	$ 4,340	$ 8,399	$ 7,149	$ 3,157
Cash capital expenditures	17,516	14,488	12,434	14,780	14,878
Adjusted EBITDA	$ 25,207	$ 18,828	$ 20,833	$ 21,929	$ 18,035
Depreciation and amortization	(18,172)	(18,605)	(17,605)	(18,460)	(20,077)
Non-cash share-based compensation	(2,975)	(3,443)	(2,979)	(3,045)	(2,594)
Realignment costs	--	(312)	(467)	--	(222)
Interest expense, net	(138)	(168)	(153)	(196)	(267)
Income (loss) before income taxes	3,922	(3,700)	(371)	228	(5,125)

Income tax (expense) benefit	(1,969)	(2,075)	(185)	(269)	(213)
Net income (loss)	$ 1,953	$ (5,775)	$ (556)	$ (41)	$ (5,338)

	Nine Months Ended
	Sep. 30,
	2012	2013

Reconciliation of Free Cash Flow and Adjusted EBITDA to Net income (loss):

Free Cash Flow	$ 28,300	$ 18,705
Cash capital expenditures	47,117	42,092
Adjusted EBITDA	$ 75,417	$ 60,797
Depreciation and amortization	(55,418)	(56,142)
Non-cash share-based compensation	(9,697)	(8,618)
Realignment costs	(1,924)	(689)
Interest expense, net	(409)	(616)
Income (loss) before income taxes	7,969	(5,268)

Income tax (expense) benefit	(4,516)	(667)
Net income (loss)	$ 3,453	$ (5,935)
CONTACT: Investor Contact:
         Cbeyond, Inc.
         Rob Clancy
         Senior Vice President of Finance
         678-486-8023
         rob.clancy@cbeyond.com